Exhibit 99.1

PRESS RELEASE

Playlogic and Virgin Play announce joint venture in the UK

PlayV Ltd to distribute titles in the UK

Amsterdam, 29 May 2008 – Today publisher Playlogic Entertainment Inc. (Nasdaq OTC: PLGC.OB) and publisher/distributor Virgin Play announced their joint venture PlayV Ltd.

PlayV Ltd, a sales, marketing and distribution business, will bring PC, console and handheld products from both parties to the UK market and also offer flexible pro-active PR, marketing and sales solutions to additional development and publishing partners looking to penetrate the UK retail market with their products.

From its headquarters in Luton, Bedfordshire, UK, PlayV Ltd will provide national PR, marketing, sales and account management alongside financial management and administrative office support. PlayV Ltd will supply its products to a broad customer base that includes well known specialists, multiples and independent retailers as well as major dot com online companies.

The new structure will be fully operational by the 1st of July 2008 and will be headed up by industry veteran David Hope, who has been previously responsible for the successful setup of various UK distribution companies.

Playlogic’s Chief Sales and Marketing Officer Pierre Thiercelin comments: “We are very pleased to enter into this partnership with Virgin Play. PlayV will allow both companies to make up considerable ground in the UK and further establish their presence in the market.”

PlayV’s Managing Director David Hope comments: “Alongside our core first party business we are also keen to work with relevant third party developers and publishers looking to get their products into the UK market without the hassle and expense of setting up their own operation. PlayV Ltd offers a custom ready sales, marketing and logistics solution and can penetrate the whole retail market.”

Company and Contact Details
PlayV Ltd
210A, Ground Floor
The Village, Butterfield
Great Marlings
Luton LU2 8DL
UK
Email: info@playv.co.uk
Web: www.playv.co.uk

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 80 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles during 2008.

ABOUT VIRGIN PLAY:
Virgin Interactive Entertainment España S.A. commenced trading in 1995 with Mariele Isidoro and Francisco Encinas at the helm, a subsidiary of Virgin Interactive Entertainment Ltd, at the time, a VIACOM company. Over the next five years, VIE España became a leader in the videogame sector launching monster hits such as: Resident Evil 1&2, Command and Conquer, C&C: Red Alert, Driver and Baldur’s Gate.

In May of 2002, Tim Chaney and Francisco Encinas lead a management buyout from then owners Titus Interactive and renamed the company Virgin PLAY and became the exclusive distributor in the Spanish and Portuguese markets for companies such as: Midway, Ignition (SNK), Take2, Playlogic, Koch Media, Koei and D3P just to name a few.

Virgin PLAY’s first publishing projects, starting in 2005, were Torrente 3, Dead & Furious and Final Armada- all became commercial successes. The company has added on to their catalogue with titles such as Donkey Xote, Snow X Racing (2007), The Crusaders(2008) and forthcoming in 2008 is Real Madrid –Real Life, Mind Your Language, Pocoyo and Lola Y Virginia, which will be published under Virgins new brand: V.2Play.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. van Duivenbode / IR & Corp. PR Officer
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com